UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.)*

Star Holdings
(Name of Issuer)

Common shares of beneficial interest, par value $0.001 per share (“Common Shares”)
(Title of Class of Securities)

85512G106
(CUSIP Number)

March 31, 2023
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 85512G106	SCHEDULE 13G	Page 2 of 25
1	NAMES OF REPORTING PERSONS
Oaktree Value Equity Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	In its capacity as the direct owner of 749,850 Common Shares of the Issuer.
(2)
All calculations of percentage ownership herein are based on an aggregate of 13,319,552 Common Shares of the Issuer outstanding as of March 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed on March 31, 2023.

CUSIP No. 85512G106	SCHEDULE 13G	Page 3 of 25
1	NAMES OF REPORTING PERSONS
Oaktree Value Equity Fund GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Solely in its capacity as the general partner of Oaktree Value Equity Holdings, L.P.

CUSIP No. 85512G106	SCHEDULE 13G	Page 4 of 25
1	NAMES OF REPORTING PERSONS
Oaktree Value Equity Fund GP Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	Solely in its capacity as the general partner of Oaktree Value Equity Fund GP, L.P.

CUSIP No. 85512G106	SCHEDULE 13G	Page 5 of 25
1	NAMES OF REPORTING PERSONS
Oaktree Capital Management, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Solely in its capacity as the sole director of Oaktree Value Equity Fund GP Ltd.

CUSIP No. 85512G106	SCHEDULE 13G	Page 6 of 25
1	NAMES OF REPORTING PERSONS
Oaktree Capital Management GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No. 85512G106	SCHEDULE 13G	Page 7 of 25
1	NAMES OF REPORTING PERSONS
Atlas OCM Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Solely in its capacity as the sole managing member of Oaktree Capital Management GP, LLC.

CUSIP No. 85512G106	SCHEDULE 13G	Page 8 of 25
1	NAMES OF REPORTING PERSONS
Oaktree Fund GP I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Solely in its capacity as the sole shareholder of Oaktree Value Equity Fund GP Ltd.

CUSIP No. 85512G106	SCHEDULE 13G	Page 9 of 25
1	NAMES OF REPORTING PERSONS
Oaktree Capital I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 85512G106	SCHEDULE 13G	Page 10 of 25
1	NAMES OF REPORTING PERSONS
OCM Holdings I, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 85512G106	SCHEDULE 13G	Page 11 of 25
1	NAMES OF REPORTING PERSONS
Oaktree Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Solely in its capacity as the managing member of OCM Holdings I, LLC.

CUSIP No. 85512G106	SCHEDULE 13G	Page 12 of 25
1	NAMES OF REPORTING PERSONS
Oaktree Capital Group, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Solely in its capacity as the managing member of Oaktree Holdings, LLC.

CUSIP No. 85512G106	SCHEDULE 13G	Page 13 of 25
1	NAMES OF REPORTING PERSONS
Oaktree Capital Group Holdings GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Solely in its capacity as the indirect owner of the class B units of each of Oaktree Capital Group, LLC and Atlas OCM Holdings, LLC.

CUSIP No. 85512G106	SCHEDULE 13G	Page 14 of 25
1	NAMES OF REPORTING PERSONS
Brookfield Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Solely in its capacity as the indirect owner of the class A units of each of Oaktree Capital Group, LLC and Atlas OCM Holdings, LLC.

CUSIP No. 85512G106	SCHEDULE 13G	Page 15 of 25
1	NAMES OF REPORTING PERSONS
Brookfield Asset Management ULC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
British Columbia, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Solely in its capacity as the indirect owner of the class A units of Atlas OCM Holdings, LLC.

CUSIP No. 85512G106	SCHEDULE 13G	Page 16 of 25
1	NAMES OF REPORTING PERSONS
BAM Partners Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
749,850 (1)

	6	SHARED VOTING POWER
None.

	7	SOLE DISPOSITIVE POWER
749,850 (1)

	8	SHARED DISPOSITIVE POWER
None.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
749,850 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Solely in its capacity as the sole owner of Class B Limited Voting Shares of Brookfield Corporation (f/k/a Brookfield Asset Management, Inc.)

CUSIP No. 85512G106	SCHEDULE 13G	Page 17 of 25
ITEM 1.	(a)	Name of Issuer:

Star Holdings (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

1114 Avenue of the Americas, 39th Floor
New York, New York

ITEM 2.	(a) - (c) Name of Person Filing; Address of Principal Business Office; and Citizenship

This Schedule 13G is filed jointly by each of the following persons (collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit 1:

	(1)	Oaktree Value Equity Holdings, L.P., a Delaware limited partnership (“VE Holdings”), in its capacity as the direct owner of 749,850 Shares;

	(2)	Oaktree Value Equity Fund GP, L.P., a Cayman Islands exempted limited partnership (“VEF GP”), in its capacity as the general partner of VE Holdings;

	(3)	Oaktree Value Equity Fund GP Ltd., a Cayman Islands exempted company (“VEF Ltd.”), in its capacity as the general partner of VEF GP;

	(4)	Oaktree Capital Management, L.P., a Delaware limited partnership (“Management”), in its capacity as the sole director of VEF Ltd.;

	(5)	Oaktree Capital Management GP, LLC, a Delaware limited liability company (“Management GP”), in its capacity as the general partner of Management;

	(6)	Atlas OCM Holdings LLC, a Delaware limited liability company (“Atlas”), in its capacity as the sole managing member of Management GP;

	(7)	Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as sole shareholder of VEF Ltd.;

	(8)	Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I;

	(9)	OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), in its capacity as the general partner of Capital I;

	(10)	Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings LLC”) in its capacity as the managing member of Holdings I;

	(11)	Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the managing member of Holdings LLC;

	(12)	Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH”), in its capacity as the indirect owner of the class B units of each of OCG and Atlas;

	(13)	Brookfield Corporation (f/k/a Brookfield Asset Management Inc.), an Ontario corporation (“Brookfield”), in its capacity as the indirect owner of the class A units of each of OCG and Atlas;

CUSIP No. 85512G106	SCHEDULE 13G	Page 18 of 25
(14)	Brookfield Asset Management ULC, a British Columbia corporation (“Brookfield ULC”), in its capacity as the indirect owner of the class A units of Atlas, in its capacity as such; and

(15)	BAM Partners Trust, a trust formed under the laws of Ontario (“BAM Partnership”), in its capacity as the sole owner of Class B Limited Voting Shares of Brookfield.

The principal business address of each of the Oaktree Reporting Persons is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071. The principal business address of Brookfield Corporation and BAM Partners Trust is Brookfield Place, Suite 100, 181 Bay Street, PO Box 762, Toronto, Ontario, Canada M5J 2T3.  The principal business address of BAM ULC is 1055 West Georgia Street, Suite 1500, Royal Centre, P.O. Box 11117, Vancouver, British Columbia, Canada V6E 4N7.

(d)	Title of Class of Securities:

Common shares of beneficial interest, par value $0.001 per share

(e)	CUSIP Number: 85512G106

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

ITEM 4.	OWNERSHIP

The information contained in Items 5-9 and 11 of the cover pages of this Schedule 13G is hereby incorporated by reference into this Item 4.

VE Holdings is the direct owner of 749,850 Common Shares, constituting approximately 5.6% of the Issuer’s outstanding Common Shares, and has the sole power to vote and dispose of such securities.

CUSIP No. 85512G106	SCHEDULE 13G	Page 19 of 25
VEF GP, in its capacity as the general partner of VE Holdings, has the ability to direct the management of the business of VE Holdings, including the power to vote and dispose of securities held by VE Holdings; therefore, VEF GP may be deemed to beneficially own the Common Shares held by VE Holdings.

VEF Ltd., in its capacity as the general partner of VEF GP, has the ability to direct the management of VEF GP’s business, including the power to vote and dispose of securities held by VE Holdings; therefore, VEF Ltd. may be deemed to have indirect beneficial ownership of the Common Shares held by VE Holdings.

Management, as the sole director of VEF Ltd., has the ability to direct the management of VEF Ltd., including the power to direct the decisions of VEF Ltd. regarding the vote and disposition of securities held by VE Holdings. Therefore, Management may be deemed to have indirect beneficial ownership of the Common Shares held by VE Holdings.

Management GP, in its capacity as the general partner of Management, has the ability to direct the management of Management’s business, including the power to vote and dispose of securities held by VE Holdings. Therefore, Management GP may be deemed to have indirect beneficial ownership of the Common Shares held by VE Holdings.

Atlas, in its capacity as the sole managing member of Management GP, has the ability to direct the management of Management GP’s business, including the power to direct the decisions of Management GP regarding the vote and disposition of securities held by VE Holdings. Therefore, Atlas may be deemed to have indirect beneficial ownership of the Common Shares held by VE Holdings.

GP I, in its capacity as the sole shareholder of VEF Ltd., has the ability to appoint and remove the directors of VEF Ltd. and, as such, may indirectly control the decisions of VEF Ltd regarding the vote and disposition of securities held by VE Holdings; therefore, GP I may be deemed to have indirect beneficial ownership of the Common Shares held by VE Holdings.

Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business, including the power to direct the decisions of GP I regarding the vote and disposition of securities held by VE Holdings; therefore, Capital I may be deemed to have indirect beneficial ownership of the Common Shares held by VE Holdings.

Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business, including the power to direct the decisions of Capital I regarding the voting and disposition of securities held by VE Holdings; therefore, Holdings I may be deemed to have indirect beneficial ownership of the Common Shares held by VE Holdings.

Holdings LLC, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holding I’s business, including the power to direct the decisions of Holdings I regarding the voting and disposition of securities held by VE Holdings; therefore, Holdings LLC may be deemed to have indirect beneficial ownership of the Common Shares held by VE Holdings.

OCG, in its capacity as the managing member of Holdings LLC, has the ability to direct the management of Holdings LLC’s business, including the power to direct the decisions of Holdings LLC regarding the vote and disposition of the Shares held by VE Holdings; therefore, OCG may be deemed to have indirect beneficial ownership of the Common Shares held by VE Holdings.

OCGH, in its capacity as the indirect owner of the class B units of each of OCG and Atlas, has the ability to appoint and remove certain directors of OCG and Atlas and, as such, may indirectly control the decisions of OCG and Atlas regarding the vote and disposition of securities held by VE Holdings; therefore, OCGH may be deemed to have indirect beneficial ownership of the Common Shares held by VE Holdings.

CUSIP No. 85512G106	SCHEDULE 13G	Page 20 of 25
Brookfield ULC is deemed a beneficial owner of the shares directly or indirectly held by Atlas OCM Holdings.

Brookfield, in its capacity as the indirect owner of the class A units of each of OCG and Atlas, has the ability to appoint and remove certain directors of OCG and Atlas and, as such, may indirectly control the decisions of OCG and Atlas regarding the vote and disposition of securities held by VE Holdings; therefore, Brookfield may be deemed to have indirect beneficial ownership of the Common Shares held by VE Holdings. Brookfield is also deemed a beneficial owner of the reported shares beneficially owned by Brookfield ULC as a result of its interest in Brookfield ULC.

BAM Partnership, in its capacity as the sole owner of Class B Limited Voting Shares of Brookfield, has the ability to appoint and remove certain directors of Brookfield and, as such, may indirectly control the decisions of Brookfield regarding the vote and disposition of securities held by VE Holdings; therefore, BAM Partnership may be deemed to have indirect beneficial ownership of the Common Shares held by VE Holdings.

Pursuant to Rule 13d-4 of the Exchange Act, the Reporting Persons declare that filing this Schedule 13G shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G except to the extent of such person’s pecuniary interest in the Common Shares, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

All calculations of percentage ownership herein are based on an aggregate of 13,319,552 Common Shares of the Issuer outstanding as of March 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed on March 31, 2023.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

CUSIP No. 85512G106	SCHEDULE 13G	Page 21 of 25
ITEM 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 85512G106	SCHEDULE 13G	Page 22 of 25
SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 10, 2023

OAKTREE VALUE EQUITY HOLDINGS, L.P.

By:	Oaktree Value Equity Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Equity Fund GP, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE VALUE EQUITY FUND GP, L.P.

By:	Oaktree Value Equity Fund GP, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE VALUE EQUITY FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

CUSIP No. 85512G106	SCHEDULE 13G	Page 23 of 25
OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL MANAGEMENT GP, LLC
By:	Atlas OCM Holdings, LLC
Its:	Managing Member

By:	Oaktree New Holdings, LLC
Its:	Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

ATLAS OCM HOLDINGS, LLC

By:	Oaktree New Holdings, LLC
Its:	Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE FUND GP I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OCM HOLDINGS I, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

CUSIP No. 85512G106	SCHEDULE 13G	Page 24 of 25
OAKTREE HOLDINGS, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

BROOKFIELD CORPORATION

By:	/s/ Swati Mandava
Name:	Swati Mandava
Title:	Managing Director, Legal & Regulatory

BROOKFIELD ASSET MANAGEMENT ULC

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Managing Director, Legal & Regulatory

BAM PARTNERS TRUST

By:	BAM Class B Partners Inc.
Its:	Trustee

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Secretary

CUSIP No. 85512G106	SCHEDULE 13G	Page 25 of 25
 Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.